CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium-Term Notes, Series A	$5,410,000	$385.73

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933

Pricing Supplement dated February 3, 2010 (To the Prospectus dated February 10, 2009, the Prospectus Supplement dated February 10, 2009)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-145845

Buffered iSuperTrackSM Notes due February 8, 2012 Medium-Term Notes, Series A, No. E-4298

Terms used in this pricing supplement are described or defined in the prospectus supplement. The Buffered iSuperTrackSM Notes (the “Notes”) offered will have the terms described in the prospectus supplement and the prospectus, as supplemented by this pricing supplement. THE NOTES DO NOT GUARANTEE ANY RETURN OF PRINCIPAL AT MATURITY.

The Reference Asset below is in the form of a Linked Share and represents the Note offering. The purchaser of a Note will acquire a senior unsecured debt security linked to the performance of a single Linked Share. The following terms relate to the Note offering:

•	Issuer: Barclays Bank PLC (Rated AA-/Aa3‡)

•	Issue Date: February 8, 2010

•	Initial Valuation Date: February 3, 2010‡‡

•	Final Valuation Date: February 3, 2012 *‡‡

•	Maturity Date: February 8, 2012 *‡‡‡

•	Denominations: Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

•	Initial Price: The closing share price of the Reference Asset on the Initial Valuation Date as set forth in the table below

•	Final Price: The closing share price of the Reference Asset on the Final Valuation Date

•

Periodic Amounts: $10.00 per $1,000 Note, payable quarterly in arrears, on May 10, 2010, August 9, 2010, November 8, 2010, February 8, 2011, May 9, 2011, August 8, 2011, November 8, 2011 and February 8, 2012.

•

Payment at Maturity: If the Final Price is greater than the Initial Price (that is the Reference Asset Return is greater than 0%), you will receive a cash payment per $1,000 principal amount equal to $1,000 multiplied by the Reference Asset Return plus the last Periodic Amount payable on the Maturity Date, subject to the Maximum Return on the Notes as indicated in the table below. If the Reference Asset Return is greater than 0%, your payment per $1,000 principal amount will be calculated as follows, subject to the Maximum Return:

$1,000 + [$1,000 × Reference Asset Return] + Last Periodic Amount

If the Reference Asset Return is less than or equal to 0% but equal to or greater than –15%, you will receive the principal amount of your Notes plus the last Periodic Amount payable on the Maturity Date, calculated as follows:

$1,000 + Last Periodic Amount

and

If the Reference Asset Return is less than –15%, you will receive a cash payment per $1,000 principal amount equal to (a) the principal amount of your Notes plus (b) the principal amount multiplied by the sum of (i) the Reference Asset Return and (ii) the Buffer Percentage plus (c) the last Periodic Amount payable on the Maturity Date, calculated as follows:

$1,000 + [$1,000 × (Reference Asset Return + 15%)] + Last Periodic Amount

If the Reference Asset declines by more than 23%, you will lose 1% of the principal amount of your Notes for every 1% that the Reference Asset declines. You may lose up to 77% of the principal amount of your Notes.

•	Reference Asset Return: The performance of the Reference Asset from the Initial Valuation Date to the Final Valuation Date, calculated as follows:

Final Price – Initial Price

Initial Price

•	Calculation Agent: Barclays Bank PLC

•	Business Day: New York

The terms of the Note are as follows:

Note Issuance #	Reference Asset (the “Linked Share”)	Initial Price	Ticker Symbol	Principal Amount	Periodic Amount per $1,000 Note	Buffer Percentage	Maximum Return**	CUSIP/ISIN
E-4298	iShares® Dow Jones U.S. Real Estate Index Fund	$44.41	IYR	$5,410,000	$10.00	15%	15.25%	06740JRF9 / US06740JRF92

**	The calculation of the Maximum Return on the Notes will take into account the last Periodic Amount payable on the Maturity Date.

‡	The Notes are not rated by Standard & Poor’s Ratings Services (“S&P”) or Moody’s Investors Service (“Moody’s”) as a result of certain policy changes by these organizations. As announced in December 2009, S&P no longer rates obligations, such as the Notes, with variable principal payments linked commodity prices, equity prices or indices linked to either commodity or equity prices. However, the other senior unsecured debt securities of a maturity of more than one year of Barclays Bank PLC unaffected by this policy change are rated AA- by S&P. In addition, as announced in June 2009, Moody’s no longer issues public ratings of notes, such as the Notes, for which repayment of principal is dependent on the occurrence of a non-credit event. However, the other senior unsecured debt securities of Barclays Bank PLC unaffected by this policy change are rated Aa3 by Moody’s. The ratings mentioned in this paragraph are subject to downward revision, suspension or withdrawal at any time by the assigning rating organization and are not a recommendation to buy, sell or hold securities.
‡‡	If such day is not a scheduled trading day, then the initial valuation date or the final valuation date, as applicable, will be the next succeeding scheduled trading day.
‡‡‡

If the final valuation date is postponed because it is not a scheduled trading day, then the maturity date will be postponed so that the number of business days between the final valuation date (as postponed) and the maturity date (as postponed) remains the same.

*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” in the prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-2 of this pricing supplement.

We may use this pricing supplement in the initial sale of the Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after the initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Note Issuance #		Price to Public		Agent’s Commission		Proceeds to Barclays Bank PLC
	Reference Asset	Per Note	Total	Per Note	Total	Per Note	Total
E-4298	iShares® Dow Jones U.S. Real Estate Index Fund	100%	$5,410,000	0%	$0	100%	$5,410,000

GENERAL TERMS FOR THE NOTES OFFERING

This pricing supplement relates to the Note offering. The purchaser of a Note will acquire a security linked to the Linked Share identified on the cover page. Although the Note offering relates to the linked share identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the linked share or as to the suitability of an investment in the Notes.

You should read this pricing supplement together with the prospectus dated February 10, 2009, as supplemented by the prospectus supplement dated September 14, 2009 relating to our Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated February 10, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023285/dposasr.htm

•	Prospectus Supplement dated September 14, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509190954/d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

PROGRAM CREDIT RATING

The Notes are not rated by Standard & Poor’s Ratings Services (“S&P”) or Moody’s Investors Service (“Moody’s”) as a result of certain policy changes by these organizations. As announced in December 2009, S&P no longer rates obligations, such as the Notes, with variable principal payments linked commodity prices, equity prices or indices linked to either commodity or equity prices. However, the other senior unsecured debt securities of a maturity of more than one year of Barclays Bank PLC unaffected by this policy change are rated AA- by S&P. An AA rating from S&P generally indicates that the issuer’s capacity to meet its financial commitment on the obligations is very strong. In addition, as announced in June 2009, Moody’s no longer issues public ratings of notes, such as the Notes, for which repayment of principal is dependent on the occurrence of a non-credit event. However, the other senior unsecured debt securities of Barclays Bank PLC unaffected by this policy change are rated Aa3 by Moody’s. An Aa3 rating by Moody’s indicates that the rated securities are currently judged by Moody’s to be obligations of high quality and are subject to very low credit risk. The ratings mentioned in this paragraph are a statement of opinion and not a statement of fact and are subject to downward revisions, suspension or withdrawal at any time by the assigning rating agency and are not a recommendation to buy, sell or hold securities.

SELECT RISK CONSIDERATIONS

We urge you to read the section “Risk Factors” beginning on page S-5 of the prospectus supplement as the following highlights some, but not all, of the risk considerations relevant to investing in the Notes. In particular we urge you to read the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Fully Principal Protected or Are Contingently Protected”; and

PS–2

•	“Risk Factors—Additional Risks Relating to Securities with a Maximum Return, Maximum Rate, Ceiling or Cap”; and

•

Your Investment in the Notes May Result in a Loss—The Notes do not guarantee a return of 100% of the principal amount invested, even if the Notes are held to maturity. The return on the Notes at maturity is linked to the performance of the Reference Asset and will depend on whether, and the extent to which, the Reference Asset Return is positive or negative. If the Reference Asset declines by more than 23%, you will lose 1% of the principal amount of your Notes for every 1% that the Reference Asset declines. You may lose up to 77% of the principal amount of your Notes.

•

Your Maximum Gain on the Notes Is Limited to the Maximum Return Plus Return on Periodic Amounts Received Prior to the Maturity—If the Final Price is greater than the Initial Price, for each $1,000 principal amount, you will receive a payment at maturity of $1,000 plus an additional amount that will not exceed a predetermined percentage of the principal amount, regardless of the appreciation in the Reference Asset, which may be significant. We refer to this percentage as the Maximum Return of 15.25%. In addition, you will receive quarterly periodic amounts payable prior to the maturity. Therefore the maximum total return on the Notes will be limited to the maximum return plus return on periodic amounts paid prior to the maturity.

•

No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Linked Share would have.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the Payment at Maturity described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the level of the Reference Asset on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Reference Asset;

•	the time to maturity of the Notes;

•	the dividend rate on the Linked Share;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•

Taxes—The federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described herein. As discussed further in the

PS–3

accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes at a rate that may exceed the Periodic Amounts you receive during the term of the Notes and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

SELECTED PURCHASE CONSIDERATIONS

•

Market Disruption Events and Adjustments—The final valuation date, the maturity date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds” with respect to the reference asset; and

•

For a description of further adjustments that may affect the reference asset, see “Reference Assets—Equity Exchange-Traded Fund—Share Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds”.

•

Appreciation Potential—The Notes provide the opportunity to enhance equity returns. If the Reference Asset Return is positive, you will be entitled to receive, per $1,000 Note, an amount equal to $1,000 multiplied by the Reference Asset Return plus the last Periodic Amount payable on the maturity date, subject to the Maximum Return. In addition, you will receive quarterly periodic amounts payable prior to the maturity. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•

Limited Protection Against Loss—Payment at maturity of the principal amount of the Notes is protected against a decline in percentage terms in the Final Price, as compared to the Initial Price, of up to the Buffer Percentage plus the return on the Periodic Amounts. If the Reference Asset declines by more than 23%, you will lose 1% of the principal amount of your Notes for every 1% that the Reference Asset declines. You may lose up to 77% of the principal amount of your Notes.

•

Certain U.S. Federal Income Tax Considerations—Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid income-bearing cash-settled executory contract with respect to the Linked Share. If your Notes are so treated, you will likely be taxed on the Periodic Amounts as ordinary income in accordance with your regular method of accounting for United States federal income tax purposes and you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time (other than the amount attributable to the Periodic Amount, which will be treated as ordinary income) and the amount you paid for your Notes (excluding amounts paid in respect of accrued but unpaid Periodic Amounts). For this purpose, an amount equal to the Periodic Amount that is scheduled to be paid on the maturity date should likely be treated as ordinary income even though the Reference Asset Return plus the final Periodic Amount exceeds the maximum return. Such capital gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this pricing supplement is materially correct.

PS–4

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that an amount equal to the Periodic Amount that is scheduled to be paid on the maturity date should be treated as an amount payable at maturity that increases the capital gain that you would otherwise recognize in respect of your Notes (i.e., and not be treated as ordinary income) to the extent the Reference Asset Return plus the final Periodic Amount exceeds the maximum return.

Although not entirely clear, it is possible that the purchase and ownership of the Notes could be treated as a “constructive ownership transaction” with respect to the Linked Share that is subject to the rules of Section 1260 of the Internal Revenue Code. If your Notes were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale or maturity of your Notes that is attributable to the appreciation of the shares of the Linked Share over the term of your Notes would be recharacterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such capital gain) to the extent that such capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased the actual shares of the Linked Share on the date that you purchased your Notes and sold such shares on the date of the sale or maturity of the Notes (the “Excess Gain Amount”). If the ownership of the Notes is treated as a constructive ownership transaction, we believe it is more likely than not that the Excess Gain Amount will be equal to zero and that the application of the constructive ownership rules will accordingly not have any adverse effects to you. Because the application of the constructive ownership rules is unclear, however, you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the Notes.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this pricing supplement.

LINKED SHARE ISSUER AND LINKED SHARE INFORMATION

We urge you to read the following sections in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information”. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act by the company issuing the Linked Share can be located by reference to the Linked Share SEC file number specified below.

The summary information below regarding the company issuing the Linked Share comes from the issuer’s respective SEC filings and has not been independently verified by us. We do not make any representations as to the accuracy or completeness of such information or of any filings made by the issuer of the Linked Share with the SEC. You are urged to refer to the SEC filings made by the relevant issuer and to other publicly available information (such as the issuer’s annual report) to obtain an understanding of the issuer’s business and financial prospects. The summary information contained below is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular issuer.

iShares® Dow Jones U.S. Real Estate Index Fund

According to publicly available information, iShares® Dow Jones U.S. Real Estate Index Fund (the “ETF”) is an exchange-traded fund. Shares of the fund are listed and trade at market prices on NYSE Arca, Inc.

The ETF seeks to provide investment results that correspond generally to the price and yield performance of the Dow Jones U.S. Real Estate Index (the Index). The Index measures the performance of the real estate sector of the U.S. equity market. The index includes companies in the following industry groups: Real Estate holding and development and real estate investment trusts The ETF generally invests at least 90% of its assets in securities of the Index and in depositary receipts representing securities of the index.

PS–5

Information provided to or filed with the Commission by the ETF pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file number 811-09729.

Historical Performance of the Linked Share

The following graph sets forth the historical performance of the Linked Share based on the daily closing share price from January 3, 2003 through February 3, 2010. The closing share price of the Linked Share on February 3, 2010 was $44.41.

We obtained the daily closing share prices below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical closing share prices of the Linked Share should not be taken as an indication of future performance, and no assurance can be given as to the Final Price on the Final Valuation Date. We cannot give you assurance that the performance of the Linked Share will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

HYPOTHETICAL EXAMPLES

If the Final Price is greater than the Initial Price (that is the Reference Asset Return is greater than 0%), you will receive a cash payment per $1,000 principal amount equal to $1,000 multiplied by the Reference Asset Return plus the last Periodic Amount payable on the Maturity Date, subject to the Maximum Return on the Notes as indicated in the table on the cover page of this pricing supplement. If the Reference Asset Return is less than or equal to 0% but equal to or greater than –15%, you will receive the principal amount of your Notes plus the last Periodic Amount payable on the Maturity Date. However, if the Reference Asset Return is less than –15%, you will receive a cash payment equal to (a) the principal amount of your Notes plus (b) the principal amount multiplied by the sum of (i) the Reference Asset Return and (ii) the Buffer Percentage of 15% plus (c) the last Periodic Amount payable on the Maturity Date. In addition, you will receive quarterly Periodic Amounts payable prior to the maturity. If the Reference Asset declines by more than 23%, you will lose 1% of the principal amount of your Notes for every 1% that the Reference Asset declines. You may lose up to 77% of the principal amount of your Notes.

The following table below illustrates the hypothetical total return on the Notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, which results from comparing the Payment at Maturity per $1,000 principal amount plus Periodic Amounts paid prior to maturity to $1,000.

PS–6

All hypothetical total returns are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

The Initial Price and the Final Price of the Linked Share and the associated Reference Asset Return have been chosen arbitrarily for the purpose of these examples and should not be taken as indicative of the future performance of the Linked Share. Some amounts are rounded and actual returns may be different.

Assumptions

•	Investor purchases $1,000 principal amount of Notes on the Issue Date at the Price to the Public indicated on the cover of this pricing supplement and holds the Notes to maturity.

•	No market disruption events, reorganization events or events of default occur during the term of the Notes.

Initial Price: $44.41

Buffer Percentage: 15%

Periodic Amount: $10 per $1,000 Note

Maximum Return: 15.25%

Reference Asset Return	Payment at Maturity (excluding Periodic Amounts paid prior to maturity)	Total Return on the Notes (including Periodic Amounts paid prior to maturity)
100.00%	$1,152.50	22.25%
90.00%	$1,152.50	22.25%
80.00%	$1,152.50	22.25%
70.00%	$1,152.50	22.25%
60.00%	$1,152.50	22.25%
50.00%	$1,152.50	22.25%
40.00%	$1,152.50	22.25%
30.00%	$1,152.50	22.25%
20.00%	$1,152.50	22.25%
10.00%	$1,110.00	18.00%
7.50%	$1,085.00	15.50%
5.00%	$1,060.00	13.00%
2.50%	$1,035.00	10.50%
0.00%	$1,010.00	8.00%
-5.00%	$1,010.00	8.00%
-10.00%	$1,010.00	8.00%
-15.00%	$1,010.00	8.00%
-20.00%	$960.00	3.00%
-30.00%	$860.00	-7.00%
-40.00%	$760.00	-17.00%
-50.00%	$660.00	-27.00%
-60.00%	$560.00	-37.00%
-70.00%	$460.00	-47.00%
-80.00%	$360.00	-57.00%
-90.00%	$260.00	-67.00%
-100.00%	$160.00	-77.00%

PS–7

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the tables above are calculated.

Example 1: The Reference Asset Return is 2%.

On the Final Valuation Date, the Final Price of $45.30 was greater than the Initial Price of $44.41, resulting in a Reference Asset Return of 2%. Because the Reference Asset Return of 2% plus the return on the last Periodic Amount of $10 does not exceed the hypothetical Maximum Return of 15.25%, the investor receives a Payment at Maturity of $1,030 per $1,000 Note calculated as follows:

Reference Asset Return = (45.30–44.41) / 44.41=2%

Payment at Maturity = $1,000 + [$1,000 × (2%)] + $10 = $1,030

The total return on the Notes (including return on periodic amounts paid prior to maturity) will be 10%.

Example 2: The Reference Asset Return is 20%.

On the Final Valuation Date, the Final Price of $53.29 was greater than the Initial Price of $44.41, resulting in a Reference Asset Return of 20%. Because the Reference Asset Return of 20% plus the return on the last Periodic Amount of $10 does exceed the hypothetical Maximum Return of 15.25%, the investor receives a Payment at Maturity of $1,152.50 per $1,000 Note.

Reference Asset Return = (53.29–44.41) / 44.41=20%

Payment at Maturity = $1,152.50

The total return on the Notes (including return on periodic amounts paid prior to maturity) will be 22.25%.

Example 3: The Reference Asset Return is –10%.

On the Final Valuation Date, the Final Price of $39.97 was less than the Initial Price of $44.41, resulting in a Reference Asset Return of –10%. Because the Reference Asset Return of –10% is less than 0% but greater than –15%, the investor receives a Payment at Maturity of $1,010 per $1,000 Note, calculated as follows:

Reference Asset Return = (39.97 –44.41) / 44.41= -10%

Payment At Maturity = $1,000 + $10= $1,010

The total return on the Notes (including return on periodic amounts paid prior to maturity) will be 8%.

Example 4: The Reference Asset Return is –30%.

On the Final Valuation Date, the Final Price of $31.09 was less than the Initial Price of $44.41, resulting in a Reference Asset Return of –30%. Because the Reference Asset Return of –30% is less than –15%, the investor receives a Payment at Maturity of $860 per $1,000 Note, calculated as follows:

Reference Asset Return = (31.09–44.41) / 44.41= -30%

Payment at Maturity = $1,000 + [$1,000 × (–30% + 15%)] + $10 = $860

The total return on the Notes (including return on periodic amounts paid prior to maturity) will be -7%.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent is committed to take and pay for all of the Notes, if any are taken.

PS–8